Third Quarter 2020
Conference Call Script
August 6, 2020
9:00 a.m.

Whit Kincaid

Good morning. I hope everyone is doing well. Thank you for joining us on Mueller Water Products’ third quarter 2020 conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2020 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Scott Hall, our president and CEO, and Martie Zakas, our CFO, will be discussing third quarter’s results, market conditions and our current outlook for the fourth quarter.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to accompany today's discussion, as well as to address forward-looking statements and our non-GAAP disclosure requirements.
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        At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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A replay of this morning’s call will be available for 30 days at 1-866-461-2738. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Whit.

Thank you for joining us today. I hope everyone in the audience is staying safe and healthy during this challenging time. Before we discuss our third quarter results for 2020, I will provide a brief update on how we are adapting to the challenges from the ongoing COVID-19 pandemic.

Like everyone else, as I think back over this past year, I am amazed at how quickly the world where we live and work has shifted. Since our
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last earnings call, the initial shock to our employees, customers and communities has turned into a more normalized cadence, as we adapt to a new normal. We took swift action implementing enhanced safety and hygiene processes to create safe and healthy working environments for our employees, customers, suppliers and communities. These are now part of our standard work procedures. Additionally, our response team continues to provide leadership through this crisis, as the pandemic continues to evolve.

We take great pride in being an essential business providing products and services needed to manage and maintain our nation’s critical water infrastructure. During the quarter, our manufacturing plants and distribution centers continued to supply products to customers with minimal disruption as a result of the pandemic. I have been impressed by how effectively our teams have transitioned to the new health and safety protocols, which is helping us address the positive COVID-19 tests and exposures that we have experienced. We continue to proactively monitor our supply chain and we did not experience any material supply chain issues during the quarter. I believe that our
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execution in this environment is a testament to our employees and their resolve.

Moving on to the third quarter. We realized a 16.7 percent decrease in consolidated net sales during the quarter. I was pleased that our net sales were better than our expectations for a year-over-year decrease between 20 and 30 percent, as we worked closely with our customers and channel partners to reduce the effects of the pandemic on our business. We saw a smaller-than-expected downturn in residential construction activity during the quarter. As expected, our channel partners reacted quickly to protect their balance sheets and cash flows by meeting demand with their existing inventory.

The increase in construction activity, after the initial shelter-in-place orders in April and May, led to a significant sequential growth in sales and orders in June. Overall, we believe that our key end markets, excluding certain project-related areas, experienced a mid-single-digit decrease during the quarter. However, there was a wide range of
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performance, depending on geography, with some markets close to flat versus the prior year.

The lower volumes and additional expenses related to the pandemic resulted in a 33.0 percent decrease in adjusted EBITDA during the quarter. As a reminder, we anticipated elevated decremental margins given our fixed cost structure, especially for our core products, and additional expenses related to the pandemic. Due to the decrease in volumes, we immediately took action to adjust our production capacity and SG&A expenses with a combination of temporary furloughs, salary reductions and elimination of some discretionary spending. We benefited from positive pricing dynamics during the quarter, despite the additional challenges from lower market volumes. Additionally, lower raw material costs helped offset inflation from purchased components and labor, in addition to higher tariffs.

Despite the decrease in adjusted EBITDA, we generated strong free cash flow during the quarter, resulting in a $59 million increase in cash on our balance sheet. Our performance during such a challenging period
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positions us well to face additional uncertainty from the pandemic as markets continue to recover.

Overall, I couldn't be more proud of everyone at Mueller as they continue to respond to the disruption from the pandemic and to adapt to our new environment. As we look forward, our top priorities remain focused on keeping our employees safe, protecting our communities, delivering exceptional products and support to our customers, and increasing cash flow. We remain hopeful that our end markets will continue to improve in the fourth quarter. Later in the call, I will discuss the current market conditions and our outlook for the fourth quarter of this year.

With that, I’ll turn the call over to Martie.

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Martie Zakas

Thanks Scott, and good morning everyone. I hope you continue to be healthy and safe. I will begin with our third quarter consolidated GAAP and non-GAAP financial results, then review our segment performance and finish with a discussion of our cash flow and liquidity.

During the third quarter, we generated consolidated net sales of $228.5 million, which decreased 16.7 percent, or $45.8 million as compared with third quarter last year. The decrease was primarily due to reduced shipment volumes related to the pandemic seen across most of our product lines, and was partially offset by higher pricing.

Our gross profit this quarter decreased 22.1 percent, or $21.5 million, to $75.7 million with a gross margin of 33.1 percent. Gross margin decreased 230 basis points versus the prior year primarily due to the decrease in shipment volumes and $5.2 million of expenses related to the pandemic, including certain unfavorable volume variances,
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voluntary emergency paid leave for employees and additional sanitation and cleaning fees.

As a reminder, cost of sales in the prior year quarter included $2.3 million of costs associated with the Krausz acquisition. Excluding the acquisition costs in the prior year quarter, our gross margin decreased by 320 basis points.

Selling, general and administrative expenses of $47.1 million in the quarter decreased $400 thousand versus the prior year. The decrease was primarily due to lower expenses relating to the pandemic, including reduced travel, trade shows, events, temporary furloughs and pay reductions for employees. The benefits from these actions were partially offset by an increase in personnel-related costs, professional fees and IT-related activities. SG&A as a percent of net sales was 20.6 percent in the third quarter compared to 17.3 percent in the prior year.

Operating income of $20.0 million decreased 57.6 percent in the third quarter compared to $47.2 million in the prior year. Operating
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income included strategic reorganization and other charges of $8.6 million in the quarter, which primarily relate to an accrual for a potential settlement with Siemens, facility relocation expenses and senior executive severance costs.

Turning now to our consolidated non-GAAP results.

Adjusted operating income of $28.6 million decreased 45.0 percent, or $23.4 million, in the quarter. The decrease is primarily due to lower volumes and higher expenses relating to the pandemic at both Infrastructure and Technologies. Expenses associated with addressing the pandemic reduced our consolidated adjusted operating income by approximately $5.7 million during the third quarter. However, we also benefited from lower SG&A expenses relating to the pandemic, resulting in estimated net COVID-19 related expenses of approximately $2.5 million.

        Adjusted EBITDA of $43.8 million decreased 33.0%, or $21.6 million, leading to an adjusted EBITDA margin of 19.2% and decremental
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margin of 47 percent. For the last twelve months, adjusted EBITDA was $189.9 million, or 19.7 percent of net sales.

        For the quarter, we generated adjusted net income per share of $0.11 compared with $0.24 in the prior year.

        Turning now to segment performance, starting with Infrastructure.

        Infrastructure net sales of $209.9 million decreased 16.1 percent, or $40.3 million as compared with the prior year, primarily due to reduced shipment volumes related to the pandemic, partially offset by higher pricing.

        Adjusted operating income of $43.8 million decreased 30.4 percent, or $19.1 million, in the quarter. The decrease is primarily due to lower shipment volumes and $4.5 million of expenses related to the pandemic, partially offset by higher pricing and lower SG&A expenses related to the pandemic.

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Adjusted EBITDA of $56.0 million decreased 24.5 percent, or $18.2 million, leading to an adjusted EBITDA margin of 26.7 percent and a decremental margin of 45 percent in the quarter.

        Moving on to Technologies…

        Technologies net sales of $18.6 million decreased 22.8%, or $5.5 million, as compared with the prior year, primarily due to lower volumes related to the pandemic, partially offset by higher pricing. Much of our Technologies business is project-related, so shelter-in-place orders negatively impacted our volumes this quarter for metering and leak detection products and services.

        Adjusted operating loss was $3.8 million, as compared with an operating loss of $2.2 million in the prior year. This was primarily due to lower shipment volumes and $700 thousand of expenses related to the pandemic, partially offset by lower SG&A expenses and higher pricing.

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        Technologies adjusted EBITDA was a loss of $1.5 million in the quarter, as compared with a loss of $200 thousand in the prior year, leading to a decremental margin of 24 percent in the quarter.

        Moving on to cash flow. Net cash provided by operating activities for the nine months ended June 30, 2020 improved $60.0 million to $77.8 million, primarily driven by improvements in working capital management and the timing of tax payments. As a reminder, cash provided by operating activities was adversely affected by the $22.2 million payment associated with the Walter Tax settlement in the first quarter of this year. Additionally, for the 2020 fourth quarter, our tax payments will be higher than usual due to the changes in filing dates from June to July.

We invested $13.9 million in capital expenditures during the third quarter, bringing the year-to-date total to $51.2 million. Free cash flow for the year-to-date period improved $61.7 million to $26.6 million.

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        As a reminder, our debt includes $450 million of 5.5 percent senior unsecured notes and we also have an asset-based lending agreement with up to a $175 million revolving facility. We did not have any amounts borrowed under our ABL Agreement at the quarter end. At June 30, 2020, we had total debt of $447.6 million and cash and cash equivalents of $170.7 million. At the end of the third quarter, our net debt leverage ratio was 1.5 times. We currently have no debt maturities prior to June 2026. Our 5.5 percent notes have no financial maintenance covenants, and our ABL Agreement is not subject to any financial maintenance covenants unless we exceed the minimum availability thresholds.

On July 30, 2020, we renewed and extended our ABL Agreement, which was set to expire in 2021. The new agreement has similar terms and terminates on July 29, 2025. Based on June 30, 2020 data, we had approximately $116.1 million of excess availability under the ABL agreement, which brings our total liquidity to $286.8 million. With a strong balance sheet and ample liquidity, we believe that we are well-positioned to face the future challenges from the COVID-19 pandemic.
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        I'll turn the call back to Scott to talk more about market conditions.

Scott Hall

Thanks Martie.

        I will provide some additional comments on market conditions and our outlook for the fourth quarter. After that, we'll open up the call for questions.

The impact of the pandemic was felt across all of our products. However, sales of specialty valves and Krausz repair products performed relatively well during the quarter. The performance of our Krausz repair products confirms the strategic rationale for the acquisition as the demand for these products will continue to gain momentum with the aging pipe infrastructure. Sales of our specialty valve products, primarily used in large capital projects with long lead times, benefited from the backlog built over the last 12 months.
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We believe that the municipal end market held up relatively well during the third quarter, as utilities focused on maintaining essential services and completing existing projects, where possible. The level of repair and replacement and project activity varied greatly depending on the effects of shelter-in-place orders and social distancing practices. We saw delays in some ongoing projects and approvals of new projects, which impacted project-related areas of our business, principally metering, leak detection and specialty valve products. Since Technologies has a higher portion of project-related business, sales in that segment decreased at a higher rate than in our Infrastructure segment.

We do anticipate that the project-related portion of the municipal water market will remain challenging as state and local governments update their budgets and adjust to lower tax receipts, and utilities feel the effects from lower water revenues. As a result, new projects could be pushed out further. As a reminder, we estimate that 60 to 65 percent of our core products are critical to utilities to maintain their
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networks. This base of business gives us a strong foundation with additional sales coming from residential construction and project-related municipal work.

We were pleased to see the residential construction end market rebound during the third quarter, after a sharp decrease in activity in many regions in the first half of the quarter, as shelter-in-place restrictions were lifted across the country. With mortgage rates at historic lows, relatively low lot inventories, pent-up demand and supportive demographic trends, we believe that residential construction activity could continue to improve. However, the pace of the recovery will continue to vary greatly and is highly dependent on the pandemic.

In June and July, we saw strong bookings across our entire Infrastructure segment, especially for our shorter-cycle products, which include gate valves, hydrants and brass products. In addition, the backlog of our specialty valve products increased 9 percent versus the prior year to $98 million. Although this gives us momentum going into
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our fourth quarter, we remain cautious due to the highly uncertain environment and unknown impact of the pandemic.

Moving onto our fourth quarter guidance. As a reminder, we withdrew the previously announced full-year 2020 financial guidance. With increased confidence in the improvement in our end markets, we are providing guidance for certain financial metrics for the 2020 fourth quarter and full-year. Based on our most recent outlook, we believe that the third quarter of this year will have been the most challenging quarter of our fiscal 2020.

We currently anticipate that our consolidated net sales for the fourth quarter will be between flat and 5 percent lower compared with the prior year quarter. We do expect that our adjusted EBITDA conversion margin will improve relative to the third quarter. As a result, adjusted EBITDA is anticipated to be between flat and 10 percent lower as compared with the prior year quarter. Additionally, we expect to generate positive free cash flow during the fourth quarter and increase the cash on our balance sheet at the end of September 2020.
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Given the continued uncertainty for our end markets and the economy, we are executing initiatives to reduce operating expenses. We recently announced the closure of our Woodland, Washington knife gate valve manufacturing operations, which will be relocated to our new facility in Kimball, Tennessee. As a reminder, we announced the opening of the Kimball facility in November of 2019. It is located between our two iron foundries in Chattanooga, Tennessee, and Albertville, Alabama. Kimball is one of the three large capital projects underway which we have previously discussed. Moving the manufacturing and assembly of our knife gate valve product line will enable us to drive additional efficiencies by insourcing certain activities and further leveraging our capabilities at our Chattanooga and Albertville facilities. The benefits from this move are part of the annualized incremental gross profits expected after the completion of the three transformational capital projects.

Going forward, we will continue to maintain tight cost controls. Additionally, we will continue to evaluate opportunities to streamline our
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manufacturing operations and SG&A expenses. However, we will remain focused on balancing our actions to reduce costs with the pace and timing of the recovery in our end markets and customer demand.

In summary, although the COVID-19 pandemic continues to create significant challenges for our team members, our customers and our communities, I am confident that Mueller Water Products has taken the right steps to adapt and execute in this new environment. The improvements that we have made over the past few years to our processes, systems and personnel will help us address the additional challenges from the pandemic.

With our flexible balance sheet and strong cash flow, we are well situated to strengthen our position in water infrastructure products and services. We believe that we have ample liquidity to see us through the pandemic. In the near-term, we will continue to prioritize allocating cash towards capital investments to grow and strengthen our business and returning cash to shareholders through our quarterly dividend. As we navigate challenging times ahead, we will maintain our focus on keeping
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our employees safe, protecting our communities, delivering exceptional products and support to our customers and increasing cash flow.

We are in a strong competitive position with leading brands and specifications in the municipal water market. We also have a large installed base of valves and hydrants, strong customer relationships and a comprehensive distribution network. Our long-term end market dynamics continue to improve primarily due to the aging infrastructure in North America and the potential adoption of technology-enabled products by water utilities to manage their drinking water infrastructure. As a result, I remain excited about the opportunities ahead of us to further incorporate technology into our Infrastructure products, while also modernizing our manufacturing facilities and operations.

And with that, Operator, please open the call for questions.

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